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                                                                     EXHIBIT 9.1

                            IMARX THERAPEUTICS, INC.

                      AMENDED AND RESTATED VOTING AGREEMENT

     THIS AMENDED AND RESTATED VOTING AGREEMENT (the "AGREEMENT") is made and entered into as of October 10, 2002, by and among IMARX THERAPEUTICS, INC., a Delaware corporation (the "COMPANY"), and the persons and entities listed on Exhibit A hereto (the "INVESTORS").

                                   WITNESSETH

     WHEREAS, certain of the Investors and the Company have entered into that certain Voting Agreement dated August 9, 2000, as amended on January 18, 2001 (the "PRIOR VOTING AGREEMENT") and, in accordance with Section 3.5 of the Prior Voting Agreement, the Company and certain of the signatories to the Prior Voting Agreement whose signatures appear below and who hold, in the aggregate, the percentage of capital stock of the Company required to amend and restate the Prior Voting Agreement desire to amend and restate the Prior Voting Agreement as set forth herein.

     WHEREAS, the Investors have purchased shares of the Company's Series A Convertible Preferred Stock and/or Series D Convertible Preferred Stock (collectively, the "PREFERRED STOCK"), pursuant to various stock purchase agreements, most recently pursuant to that certain Series D Preferred Stock Purchase Agreement, dated as of the date hereof (as amended from time to time, the "PURCHASE AGREEMENT");

     WHEREAS, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement; and

     WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, the Company and the Investors have agreed to provide for the future voting of their shares of the Company's capital stock as set forth below.

     NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Prior Voting Agreement shall be amended and restated in its entirety as follows:

                                    AGREEMENT

1.   VOTING.

     1.1 INVESTOR SHARES. Each Investor agrees to hold all shares of Preferred Stock registered in its name or beneficially owned by it as of the date hereof, any and all other Preferred Stock of the Company legally or beneficially acquired by the Investor after the date hereof, and any and all shares of Common Stock of the Company issued upon conversion of such Preferred Stock (hereinafter collectively referred to as the "INVESTOR SHARES") subject to, and to vote the Investor Shares in accordance with, the provisions of this Agreement.

     1.2 ELECTION OF SERIES A DIRECTORS.

          (A) Pursuant to Section 11 of Article IV of the Company's Amended and Restated Certificate of Incorporation (as amended form time to time, the "RESTATED CERTIFICATE"), prior to the date of the Company's second annual stockholders' meeting following the closing of a firmly underwritten public offering of the Company's Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended (the "TWO YEAR IPO ANNIVERSARY"),
(I) the holders of a majority of the Series A Preferred Stock and any Common Stock issued upon conversion of the Series A Preferred Stock, voting as a single class on an as-if-converted to Common Stock basis, shall elect four (4) directors of the Company (the "SERIES A DIRECTORS"), and (ii) the holders of a majority of all other capital voting stock, voting as a single class on an as-if-converted to Common Stock basis, shall elect three (3) directors of the Company.

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          (B) During the term of this Agreement, to the extent each is entitled under the Restated Certificate or applicable law, each Investor agrees to vote at any regular or special meeting of stockholders (or by written consent) all of his, her or its Investor Shares so as to elect one nominee of Coronado Venture Fund IV, L.P., or its successor in interest (the "CORONADO NOMINEE"), one nominee of Solstice Capital, or its successor in interest (the "SOLSTICE NOMINEE"), one nominee of Arizona Angels Fund I, LLC, or its successor in interest (the "AZ ANGELS NOMINEE") and one nominee of the Desert Angels, Inc., or its successor in interest (the "DESERT ANGELS NOMINEE") as the Series A Directors. The initial Coronado Nominee shall be James M. Strickland, the initial Solstice Nominee shall be Harry George, the initial AZ Angels Nominee shall be John C. Cotton, and the initial Desert Angels nominee shall be David Joseph, M.D.

          (C) In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 1.2, the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the requisite percentage of shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a majority written consent of such shareholders, and any vacancy thereby created may be filled by the holders of the requisite percentage of shares of the class or series of stock entitled to elect the removed director or directors, given at such special meeting or pursuant to such majority written consent.

     1.3 LEGEND.

          (A) Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed, on certificates representing the Investor Shares the following restrictive legend (the "Legend"):

          "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS."

          (B) The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance of otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent Investor Shares theretofore represented by a certificate carrying the Legend.

     1.4 SUCCESSORS. The provisions of this Agreement shall be binding upon the successors in interest to any of the Investor Shares. The Company shall not permit the transfer of any of the Investor Shares on its books or issue a new certificate representing any of the Investor Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were an Investor.

     1.5 OTHER RIGHTS. Except as provided by this Agreement or any other agreement entered into in connection with the transactions contemplated by the Purchase Agreement, each Investor shall exercise the full rights of a holder of capital stock of the Company with respect to the Investor Shares.


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2.   TERMINATION.

     2.1 For so long as holders of the Investor Shares are entitled to elect the Series A Directors pursuant to the Restated Certificate or applicable law, this Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:

          (A) the Two Year IPO Anniversary; or

          (B) the date as of which the parties hereto terminate this Agreement by written consent of the Company and holders of at least seventy-five percent (75%) of the Investor Shares, voting as a single class on an as-if-converted to Common Stock basis.

3.   MISCELLANEOUS.

     3.1 OWNERSHIP. Each party represents and warrants to the other parties hereto that (a) such party now owns the shares of capital stock of the Company as set forth in this Agreement, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) such party has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such party enforceable in accordance with its terms.

     3.2 FURTHER ACTION. If and whenever any shares of capital stock of the Company, subject to this Agreement, are sold, the parties or the personal representatives of the parties shall do all things and execute and deliver all documents and make all transfers, and cause any transferee of the parties to do all things and execute and deliver all documents, as may be necessary to consummate such sale consistent with this Agreement.

     3.3 SPECIFIC PERFORMANCE. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure of another party to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or its heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

     3.4 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely in the State of Delaware.

     3.5 AMENDMENT OR WAIVER. This Agreement may be amended (or provisions of this Agreement waived) only by an instrument in writing signed by (a) the Company, and (b) holders of at least seventy-five percent (75%) of the Investor Shares, voting as a single class on an as-if-converted to Common Stock basis. Any amendment or waiver so effected shall be binding upon the Company, each of the parties hereto and any assignee of any such party.

     3.6 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     3.7 SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors and other legal representatives.

     3.8 ADDITION OF INVESTORS. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Preferred Stock pursuant to the Purchase Agreement, any purchaser of such shares of Preferred Stock may become a party to this Agreement without the consent of any other party hereto


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except the Company by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an "INVESTOR" hereunder.

     3.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     3.10 WAIVER. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

     3.11 ATTORNEY'S FEES. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

     3.12 NOTICES. Any notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt. All notices shall be addressed to the holder appearing on the books of the Company or at such address as such party may designate by ten (10) days advance written notice to the other parties hereto.

     3.13 ENTIRE AGREEMENT. This Agreement and the Exhibits hereto, along with the Purchase Agreement and each of the Exhibits thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]


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     IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND
RESTATED VOTING AGREEMENT as of the date first above written.

                                        COMPANY:

                                        IMARX THERAPEUTICS, INC.


                                        By: /s/ Evan Unger
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                                            Evan C. Unger, M.D.
                                        Its: Chief Executive Officer

                                        1635 East 18th Street
                                        Tucson, Arizona 85719
                                        Telephone: (520) 770-1259
                                        Fax: (520) 791-2437
                                        Email: jcarlyle@imarx.com
                                        Attn: Jean Carlyle, CFO

INVESTORS:

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